UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/10/2012

Stereotaxis, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50884

Delaware	94-3120386
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4320 Forest Park Avenue, Suite 100, St. Louis, MO 63108
(Address of principal executive offices, including zip code)

314-678-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On July 10, 2012, Stereotaxis, Inc. (the "Company") filed a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company (the "Amendment"), to implement a one-for-ten reverse split of its common stock, par value $0.001 (the "Reverse Split"). The ratio for the Reverse Split was determined by the Board of Directors of the Company pursuant to the approval of the stockholders at the Company's special meeting of stockholders held on July 10, 2012, authorizing the Board to effect a reverse split within a range of one-for-four to one-for-ten shares of the Company's common stock. The Reverse Split was effective as of July 10, 2012, and the Company's common stock will begin trading on the NASDAQ Global Market on a post-split basis on July 11, 2012.

As a result of the Reverse Split, each ten shares of the Company's issued and outstanding common stock will be automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share. The Reverse Split will affect all issued and outstanding shares of the Company's common stock, as well as common stock underlying stock options, stock appreciation rights, restricted stock units, warrants and convertible debentures outstanding immediately prior to the effectiveness of the Reverse Split. The Reverse Split will reduce the number of shares of the Company's common stock currently outstanding from approximately 78 million to approximately 7.8 million. In addition, the Amendment increased the number of authorized shares of the Company's common stock from 100 million to 300 million. The Reverse Split did not alter the par value of the Company's common stock or modify any voting rights or other terms of the common stock.

A copy of the Amendment, as filed with the Secretary of State of the State of Delaware on July 10, 2012, is attached hereto as Exhibit 3.1. On July 10, 2012, the Company issued a press release announcing the Reverse Split. A copy of the press release is attached hereto as Exhibit 99.1.

Item 5.07.    Submission of Matters to a Vote of Security Holders

On July 10, 2012, the Company held a Special Meeting of Stockholders at which stockholders were asked to consider and act upon proposals to approve:

(1)        an increase in the authorized number of shares of our common stock from 100,000,000 to 300,000,000;

(2)        an amendment to the Company's Certificate of Incorporation effecting a reverse stock split of the Company's common stock, $0.001 par value per share;

(3)        the issuance of shares upon conversion or exercise of convertible debentures and warrants convertible and exercisable into more than 20% of our common stock outstanding issued at a discount to the greater of book or market value under applicable Nasdaq rules; and

(4)        the exercise of warrants exercisable into more than 20% of our common stock outstanding, which would result in a "change of control" of the Company under applicable Nasdaq listing rules.

The votes for, withheld, against, abstentions, and broker non-votes, where applicable, for each matter are set out below.

1.        A proposal to approve an increase in the authorized number of shares of our common stock from 100,000,000 to 300,000,000:

Number of Votes For:        48,543,461

Number of Votes Against:        2,073,298
Number of Votes Abstain:        124,777
Number of Non-Votes:        --

2.        A proposal to approve an amendment to the Company's Certificate of Incorporation effecting a reverse stock split of the Company's common stock, $0.001 par value per share:

Number of Votes For:        47,572,623

Number of Votes Against:        3,057,368
Number of Votes Abstain:        111,545
Number of Non-Votes:        -

3.        A proposal to approve the issuance of shares upon conversion or exercise of convertible debentures and warrants convertible and exercisable into more than 20% of our common stock outstanding issued at a discount to the greater of book or market value under applicable Nasdaq rules:

Number of Votes For:        48,379,108

Number of Votes Against:        2,142,414
Number of Votes Abstain:        220,014
Number of Non-Votes:        -

4.        A proposal to approve the exercise of warrants exercisable into more than 20% of our common stock outstanding, which would result in a "change of control" of the Company under applicable Nasdaq listing rules:

Number of Votes For:        48,506,311

Number of Votes Against:        2,042,549
Number of Votes Abstain:        192,676
Number of Votes For:        -

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits.

3.1        Certificate of Amendment to Amended and Restated Certificate of Incorporation.

99.1        Stereotaxis, Inc. Press Release dated July 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stereotaxis, Inc.

Date: July 10, 2012	By:	/s/ Karen Witte Duros
Karen Witte Duros
Sr. Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
EX-3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation.
EX-99.1	Stereotaxis, Inc., Press Release dated July 10, 2012.